UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 5, 2019

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place,	Santa Ana,	California	92707
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (855) 361-2262
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BANC	New York Stock Exchange
Depositary Shares each representing a 1/40th Interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D	BANC PRD	New York Stock Exchange
Depositary Shares each representing a 1/40th Interest in a share of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E	BANC PRE	New York Stock Exchange

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 5, 2019, the Boards of Directors (collectively, the “Boards”) of Banc of California, Inc. (the “Company”) and Bank of California, N.A., a wholly owned subsidiary of the Company (the “Bank”), upon the recommendation of the Joint Compensation, Nominating and Corporate Governance Committee of the Boards, appointed James A. “Conan” Barker and Andrew Thau as directors of the Company and the Bank, effective November 5, 2019. Messrs. Barker’s and Thau’s initial terms as directors of the Company will expire at the Company’s 2020 Annual Meeting of Stockholders. Mr. Barker has been named to the Joint Audit Committee and the Joint Asset and Liability Committee of the Boards and Mr. Thau has been named to the Joint Compensation, Nominating and Corporate Governance Committee, the Equity Sub-Committee of the Joint Compensation, Nominating and Corporate Governance Committee, and the Joint Enterprise Risk Committee. On November 6, 2019, Halle J. Benett retired from his position as a member of the Boards, including as a member of the Joint Audit Committee and Joint Enterprise Risk Committee. After giving effect to the foregoing, each Board consists of ten members.
Since 1998, Mr. Barker has served as Co-President and 25% owner of Velocity Vehicle Group, a privately owned group of companies that serve the truck, bus and capital equipment finance markets throughout the Southwest with revenues and assets in excess of $1B. Mr. Barker is also a board member and 50% owner of Velocity SBA, one of 14 non-bank small business lending companies in the United States licensed to originate loans under the Small Business Administration’s 7(a) program. From 1994 through 1997, Mr. Barker worked in Palo Alto, California for HAL Investments Inc., a private equity investment firm with holdings in real estate, maritime and industrial interests. From 1991-1994 Mr. Barker worked in the corporate strategy department of Sea Containers, Inc. in London, England setting business strategies for the multi-national transportation and hotel conglomerate. In addition, from 1988-1991 Mr. Barker worked for the Boston Consulting Group in the San Francisco and Chicago offices, assisting Fortune 500 firms on corporate strategy initiatives. Mr. Barker has been a resident of Southern California for 21 years.
Mr. Thau is Chief Operating Officer and General Counsel of global talent and entertainment company United Talent Agency (“UTA”). Since 2007, Mr. Thau has been central to UTA’s operations, M&A and business expansion strategies amid a sea change across the entertainment, media and technology landscape. Mr. Thau was the first non-agent to be named to the UTA partnership in 2016 and its Board of Directors in 2018. Mr. Thau also serves on UTA’s audit committee and as one of four managing directors responsible for overseeing UTA’s day-to-day business. Mr. Thau began his career at the Zalkin, Rodin and Goodman law firm in New York City, specializing in bankruptcy and corporate restructuring. Mr. Thau then moved to 20th Century Fox where he served as an attorney in the licensing/merchandising and filmed entertainment groups before taking on executive roles overseeing domestic and international cable television networks and businesses. Mr. Thau later lead the content and technology venture Be Here as its CEO and subsequently helped launch and served as COO of, Network LIVE, a joint venture of AOL, XM Satellite Radio and AEG that broadcasted live music and entertainment events across all platforms. Mr. Thau has been a resident of Southern California for 25 years.
Messrs. Barker and Thau will generally be entitled to the same compensation arrangement as is provided to the other non-employee directors of the Company and the Bank. A description of this arrangement is set forth under the heading “Director Compensation-Current Director Compensation Program” in the Company’s definitive proxy statement filed on April 29, 2019 and is incorporated herein by reference.
Messrs. Barker and Thau have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K and have no arrangement or understanding with any other person pursuant to which they were selected as a director.
Messrs. Barker and Thau are expected to enter into the same form of indemnification agreement with the Company as the Company’s other directors and certain of the Company’s officers, which agreement supplements the indemnification provisions of the Company’s charter by contractually obligating the Company to indemnify, and to advance expenses to, such persons to the fullest extent permitted by applicable law.
A copy of the press release issued by the Company on November 7, 2019 announcing the appointment of Messrs. Barker and Thau and the retirement of Mr. Benett is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Banc of California, Inc. Press Release dated November 7, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

November 7, 2019	/s/ Ido Dotan
Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary